Exhibit 10.17

As approved on February 16, 2005, the Board of Directors has established a retention bonus pool for key management employees payable only in the event of a change in control in the Registrant.  The pool shall be initially funded with $135,000.  The purpose of the pool is to provide an additional incentive to key management personnel to give their entire attention and efforts to the Company’s business.  Participants who voluntarily terminate their employment or are terminated for cause prior to the date on which distribution of the pool is called for shall not be eligible to receive any payment on account of this pool.   The amounts allocated to each participant and the other terms and conditions of the bonus payout are subject to further approval of the Board of Directors.